FEDERATED HIGH INCOME BOND FUND, INC.

                            Federated Investors Funds
                              5800 Corporate Drive

                       Pittsburgh, Pennsylvania 15237-7000

                                 March 26, 1999

EDGAR Operations Branch
Securities and Exchange Commission
Division of Investment Management
450 Fifth Street, Northwest

Washington, DC 20549

        RE:  FEDERATED HIGH INCOME BOND FUND, INC. (the "Fund" or
             "Registrant")

             1933 Act File No. 2-60103

             1940 ACT FILE NO. 811-2782

Dear Sir or Madam:

     Post-Effective Amendment No. 44 under the Securities Act of 1933 and Amendment No. 37 under the Investment Company Act of 1940 to the Registration Statement of the above-referenced Fund is hereby electronically transmitted.

        As indicated on the facing page of the Amendment, the Registrant has specified that it is to become effective May 31, 1999 pursuant to the provisions of Rule 485(a) under the Securities Act of 1933. Consistent with the position of the Division of Investment Management, a Rule 485(a) filing is being made to make changes to the Registrant's registration statement to comply with the requirements of "New" Form N-1A and Rule 421 under the Securities Act of 1933, as amended effective October 1, 1998.

        The Registrant's Risk/Return Bar Chart and Table as required under Item 2 and a form of the Risk/Return Summary: Fee Table as required under Item 3 will be separately transmitted via fax to (202)628-9002 within 3 business days of this filing.

        Because we have essentially re-drafted the Fund's prospectuses and statement of additional information to comply with New N-1A, it is our opinion that it would not be productive or useful to mark all of the changes in the document to reflect differences from the Fund's currently effective prospectuses and statement of additional information. However, in order to facilitate the Staff's review, the dates on the documents contained in this registration statement are redlined.

     Pursuant to Investment Company Act Release No. 13,768, I respectfully request, on behalf of the Registrant, selective review of this post-effective amendment. The following sections of this amendment have not yet been reviewed by the Staff:

PROSPECTUS:

Item 2: Risk/Return Summary:  Investments, Risks and Performance
Item 3: Risk/Return Summary:  Fee Table
Item 4: Investment Objectives, Principal Investment Strategies and

               Related Risks

STATEMENT OF ADDITIONAL INFORMATION:

Item 12:       Description of the Fund and Its Investments and Risks.

        In addition, we respectfully request SEC comments within 45 days of the date of this filing in order to meet our print production and shareholder mailing schedules. The Registrant's prospectuses and statement of additional information must release to print no later than May 20, 1999 in order to mail to shareholders on June 1, 1999 so that financial statements are provided to shareholders within sixty days of the Registrant's fiscal year end.

        Registrant anticipates filing the Fund's updated financial statements by post-effective amendment pursuant to Rule 485(b) on or about May 26, 1999 to become effective on May 31, 1999, simultaneously with the effectiveness of Registrant's Rule 485(a) post-effective amendment.

        If you have any questions regarding this filing, please call me at (412) 288-7405.

                                                   Very truly yours,

                                                   /s/Maureen A. Ferguson
                                                   Maureen A. Ferguson
                                                   Senior Paralegal

Enclosures